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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               SOUND DESIGNS, INC.


         Sound Designs, Inc., a corporation organized and existing under the Nevada General Corporation Law (the "Corporation"), does hereby certify:

         1. The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Articles of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for their consideration. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Board of Directors approves and ratifies the amendment to section I of the Articles of Incorporation of the Corporation to read as follows in its entirety:

                  "I. NAME: The name of the corporation is: PLUS SOLUTIONS, INC."

                  RESOLVED, that the Board of Directors approves and ratifies the amendment to section IV of the Articles of Incorporation of the Corporation to read as follows in its entirety:

                  "IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the corporation shall be ONE HUNDRED MILLION SHARES (100,000,000), consisting of TEN MILLION (10,000,000) shares of Preferred Stock and NINETY MILLION (90,000,000) shares of Common Stock, both par value $.001 per share.

                  Shares of Preferred Stock may be issued in one or more series. The Board of Directors shall have the authority to determine by resolution: (a) the designation of; (b) the number of shares of stock constituting; and (c) any and all powers, preferences, rights, qualifications, limitations and restrictions of each series of Preferred Stock. Any shares of any series of Preferred Stock that cease to exist as a result of merger, consolidation, restructure, retirement or otherwise may be reissued by the Corporation as shares of: (a) the same series of Preferred Stock, if such reissuance is allowed by the resolution of the Board of Directors that determines the powers, preferences, rights, qualifications, limitations and restrictions of such series; (b) any other series of Preferred Stock, so long as any such reissued shares would not exceed the maximum number of shares constituting such series; or (c) any new series of Preferred Stock."


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         2. In accordance with the provisions of Section 78.390 of the Nevada
General Corporation Law, the stockholders of the Corporation duly adopted and approved said amendment at a meeting of shareholders duly called and held. The vote by which the amendment was adopted is set forth on the Certificate of Election Inspector, which is attached hereto as Exhibit A.

         IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Articles of Amendment to be signed as of May 17, 2000.


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Executed as of May 17, 2000.

                                    SOUND DESIGNS, INC.


                                    By:  /s/ MAX GOLDEN
                                         ---------------------------------------
                                         Max Golden
                                         President and Chief Executive Officer


                                    By:  /s/ MARTHA SCROGGINS
                                         ---------------------------------------
                                         Martha Scroggins
                                         Secretary


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                                    EXHIBIT A
                                       TO
                            CERTIFICATE OF AMENDMENT
                                       OF
                ARTICLES OF INCORPORATION OF SOUND DESIGNS, INC.



                                [EXHIBIT OMITTED]



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